                        SCHEDULE 14A
                       (RULE 14A-101)

          INFORMATION REQUIRED IN PROXY STATEMENT

                  SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
         EXCHANGE ACT OF 1934 (AMENDMENT NO.           )
                         ____
Filed by the Registrant /_x_/
                                            __
Filed by a Party other than the Registrant /_/

Check the appropriate box:
 __                                     __
/_/ Preliminary Proxy Statement        /_/ Confidential, for Use
                                           of the Commission Only
                                           (as permitted by Rule
 ____                                         14a-6(e)(2))
/_x_/ Definitive Proxy Statement
 __
/_/   Definitive Additional Materials
 __
/_/   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     CORPORATE REALTY INCOME FUND I, L.P.
__________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)
__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
   ____
  /_x_/   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(i)(2) or Item 22(a)(2) of Schedule 14A.
   __
  /_/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   __
  /_/     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.
     (1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:
____________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
____________________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________
     (5)  Total fee paid:
____________________________________________________________________________
   ____
  /_x_/   Fee paid previously with preliminary materials.
____________________________________________________________________________
   __
  /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
____________________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
______________________________________________________________________________

     (3)  Filing Party:
______________________________________________________________________________

     (4)  Date Filed:
______________________________________________________________________________

                CORPORATE REALTY INCOME FUND I, L.P.
                        406 EAST 85TH STREET
                     NEW YORK, NEW YORK  10028
_________________________________________________________________

                          PROXY STATEMENT
_________________________________________________________________

                     WRITTEN CONSENT IN LIEU OF
              SPECIAL MEETING OF THE LIMITED PARTNERS
_________________________________________________________________


                           INTRODUCTION


     The accompanying form of proxy is solicited on behalf of the General Partners of Corporate Realty Income Fund I, L.P. (the "Partnership") to solicit written consents in lieu of a special meeting of Limited Partners. Written consents and proxies must be received by the Partnership before the date on which all votes will be counted, which date will be the 28th day after the earliest dated consent is delivered to the Partnership provided, however, that such date may be extended from time to time by the General Partners to a date not later than 60 days after such earliest dated consent is delivered to the Partnership. The Partnership has first mailed these proxy materials to Limited Partners and Unitholders on or about June 16, 1995. The Partnership's principal executive office is located at 406 East 85th Street, New York, New York 10028. Limited Partners and Unitholders of record at the close of business on June 8, 1995 (the "Record Date") will be entitled to vote.

     Proxies in the accompanying form which are properly dated, executed, and duly returned to the Partnership and not revoked will be voted as specified and, if executed without specifying a vote, will be voted in favor of the proposal discussed in this Proxy Statement. Each proxy granted is revocable and may be revoked at any time prior to its exercise by obtaining, completing, executing, and returning an additional proxy indicating the changed vote. Additional proxies may be obtained by calling the Partnership's independent proxy solicitation company at 1-800-290-6426. The Unitholders may vote only by giving a written proxy to SB Depositary Corp. (the "Assignor Limited Partner"), as required by the Partnership's agreement of limited partnership (the "Partnership Agreement") and as discussed below.

     As of June 8, 1995, 3,200,000 limited partnership interests in the Partnership were outstanding with each interest (an "Interest") entitled to one vote on all matters to be voted upon. All of the Interests are held by the Assignor Limited Partner, which issued to the Unitholders depositary units of limited partnership interest in the Partnership (the "Units"). The Units represent an assignment of the economic and other rights attributable to the Interests. As of June 8, 1995, 3,200,000 Units were outstanding, with each Unit entitled to one vote on all matters to be voted upon, but only by giving a proxy to the Assignor Limited Partner to vote an Interest. The Assignor

Limited Partner will only vote the Interests held by it in accordance with, and to the extent of, Unitholders' proxies. The persons named in the accompanying proxy will vote on behalf of the Assignor Limited Partner as instructed by each Unitholder with respect to the proposal discussed in this Proxy Statement.

                   MATTERS UPON WHICH TO VOTE

     The General Partners recommend to the Unitholders that they approve a proposal (the "Proposal") to (i) arrange for secured borrowings, in the form of a credit line facility or otherwise,
(ii) use such financing proceeds to fund the acquisition and improvement of additional commercial buildings, and (iii) amend (the "Amendment") the Partnership Agreement to authorize such transactions. The Amendment will be effective as of the date the votes are counted if it is approved by the Limited Partners and Unitholders.

PURPOSE AND EFFECT OF THE PROPOSAL

     The Partnership originally intended to finance approximately 50% of the aggregate purchase price of its properties. Having received net proceeds from its offering of Units totalling approximately $74,000,000, the Partnership would have been expected to invest approximately $150,000,000 in commercial and industrial real properties. However, because of changes in the commercial real estate market, the Partnership acquired only six properties for an aggregate purchase price of approximately $80,000,000, of which $10,000,000 constituted loan proceeds. The Proposal restores the General Partners' original authority, now lapsed, to leverage the Partnership's properties and use the financing proceeds to acquire additional commercial properties.

     All six properties were net leased to single tenants on a long-term basis. The Partnership anticipated holding such properties for approximately five to ten years, during which time it would receive net rental payments from the tenants, after which it would seek to sell the properties at prices which would hopefully provide long-term capital appreciation.

     The Partnership has endured the bankruptcy of two of its tenants, the expiration of a third lease and the amendment of another to avoid an early termination, and declines in the occupancy and rental rates for commercial properties. The General Partners have successfully converted properties to multi-tenant buildings and re-leased all vacated space, but at lower rates than those paid by the original net lease tenants. In addition, the rental income from the Partnership's other two properties is expected to decrease after the expiration of the initial terms of the existing single-tenant leases. As a result, the Partnership's rental income from its properties and distributions to Unitholders have decreased significantly and the Partnership cannot presently expect to recover its entire investment if it were to sell such properties. Moreover, because of the length of existing leases, the Partnership's properties would be slow to reflect any improvements in market rents and property values.

     The Proposal is designed to accelerate the Partnership's participation in any increases in commercial real estate rents and property values. By using the equity in its properties to finance the purchase of additional properties, the Partnership would further diversify its assets and reduce the impact of underperforming properties on its entire portfolio. The acquisition of additional properties would also increase the Partnership's net income and distributions to Unitholders, to the extent the revenues from such properties exceed operating and financing costs related to such properties. The General Partners intend to seek multi-tenant commercial properties which, with improvements, might achieve higher occupancy and rental rates.
If successful, this policy would further increase the Partnership's net income and distributions to Unitholders and the net value of the Partnership's portfolio of properties.

     Unitholders who do not wish to await any improvement in the value of the Partnership's properties may, of course, sell or otherwise transfer their Units. Such Unitholders may find that the demand for Units is increased as a result of the adoption of the Partnership's repurchase program. Pursuant to such program, the Partnership may, from time to time, in its sole discretion, purchase Units offered for sale by Unitholders. Any such purchases are subject to limits and other conditions imposed by the Partnership and applicable tax and securities laws. Any such purchases will be funded from the Partnership's available cash, which may include proceeds of Partnership borrowings. Any Units repurchased by the Partnership will be cancelled, so that the interest of the remaining Unitholders and Partners in items of Partnership income, gain, loss, deduction, and credit would be proportionately increased.

FINANCING TERMS AND EFFECTS

     The General Partners have engaged in discussions with a lender concerning potential terms of secured borrowings to finance the acquisition and improvement of additional properties. However, the Partnership has neither sought nor obtained a commitment for any such financing. The following discussion represents the General Partners' expectations regarding such loan terms. The actual terms of any borrowings may differ from such expectations, but will be within the limits established by the Partnership Agreement.

     The mortgage financing will be secured by all or most of the Partnership's properties, including its existing properties. The indebtedness will be non-recourse, meaning that the lender's recourse will be limited to the properties which secure the debt; neither the Partnership nor its Partners and Unitholders will be liable for any deficiency between the value of the Partnership's properties and the outstanding indebtedness.

     The General Partners expect the financing to be initially structured as a secured revolving line of credit, against which the Partnership could draw funds as and when additional properties are acquired and/or improved. Outstanding amounts drawn by the Partnership would bear interest at a variable rate determined by the prime rate or other index announced from time to time by the lender. In addition to such interest, the lender will receive a financing fee (computed as a percentage of the credit line facility) plus payment of its out-of-pocket costs, such as appraisal, architect, and legal fees. Monthly payments of interest only will be required until maturity, at which time the entire principal amount will be due. Such financing would be short-term, with a probable maturity of only one year, so that the facility must be extended or refinanced each year.

     The General Partners intend to replace the credit line facility with a fixed rate mortgage loan after the Partnership has completed its purchase of additional properties. Any such financing would likely require monthly payments of principal and interest until maturity, at which time a substantial balloon payment of remaining principal would likely be due and payable. The General Partners expect that any such loan would feature a short to medium term of approximately three to seven years.

     The Partnership's lenders can be expected to impose limiting conditions on the Partnership's ability to borrow funds. Such conditions would include debt service coverage (the Partnership's net income before debt service would have to exceed debt service payments by a stated multiple) and loan to portfolio value (the outstanding indebtedness could not exceed a stated percentage of the value of the Partnership's properties). These limitations are separate from those imposed by the Partnership Agreement, as described below.

     The General Partners expect to approximate the Partnership's original intention of a loan to value ratio of 50%. Accordingly, it is expected that the Partnership's total borrowings will approximate 50% of the sum of (x) the appraised values of the Partnership's original six properties plus (y) the purchase price of additional properties acquired by the Partnership pursuant to the Proposal. The Partnership is not limited as to borrowing for any individual property; the aggregate borrowings on all properties may not exceed an amount equal to the sum of (i) 60% of the aggregate purchase price of all properties which are not refinanced plus (ii) 80% of the aggregate value of all refinanced properties.

     The effects of the Proposal's leveraging are, on the one hand, to increase the funds available for investment by the Partnership and, on the other hand, to increase the risk of loss on a leveraged property. To be profitable, the Partnership's properties will need to generate cash flow in amounts sufficient to not only cover operating expenses but also to pay all financing costs. The higher the rate of interest on the financing, the more difficult it will be for the Partnership to meet its obligation and the greater the possibility of default.

If the Partnership defaults on secured indebtedness, the lender may foreclose and the Partnership could lose its investment in the property.

     It is anticipated that the Partnership's mortgage financing will not provide for the amortization of the entire principal amount of such loans or a substantial portion thereof prior to maturity. Such mortgages involve greater risks than mortgages where the principal amount is amortized over the term of the loan because the ability of the Partnership to repay the outstanding principal amount of the balloon loan at maturity may depend upon the Partnership's ability to obtain adequate refinancing, which will in turn depend upon economic conditions in general and the value of the underlying properties in particular. There is no assurance that the Partnership will be able to replace the credit line facility with a fixed rate loan or pay or refinance any balloon payment mortgage at maturity.

VOTE REQUIRED FOR APPROVAL

     Approval of the Proposal, including adoption of the Amendment, requires the affirmative vote of a majority of the outstanding Interests.

                        THE AMENDMENT

     The Amendment consists of revisions to Paragraphs 15.2.13, and 15.4.18, and the deletion of Paragraph 15.4.34, of the Partnership Agreement.

     Paragraph 15.2.13 of the Partnership Agreement would be revised in its entirety, to permit investment of financing proceeds in additional properties, to read as follows:

     "15.2 Powers of the General Partners. The conduct of the Partnership's business shall be controlled by the General Partners. The General Partners shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Partnership's business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Paragraph 15.4 following, include the right, authority and power:

     15.2.13 to reinvest all Cash From Initial Financing and all Cash from Sales and Refinancings;"

     Paragraph 15.4.18 of the Partnership Agreement would be revised in its entirety, to permit investment of financing proceeds in additional properties, to read as follows:

     "15.4  Limitations.  Neither the General Partners nor any
Affiliate shall have the authority to:

     15.4.18 reinvest in Property any Adjusted Cash From
Operations;"

     Paragraph 15.4.34 of the Partnership Agreement would be deleted in its entirety, to permit greater amounts of non-amortizing, balloon payment financing (such financing is presently limited to 25% of the total purchase price of acquired properties).

    INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     The General Partners of the Partnership are 1345 Realty Corporation (the "Corporate General Partner") and Robert F. Gossett, Jr. All of the shares of capital stock of the Corporate General Partner are owned by Mr. Gossett and his wife. The Proposal may increase the compensation payable to the General Partners by the Partnership, as discussed below.

     The Proposal will not result in any additional acquisition fees payable to the General Partners because such fees cannot be paid in connection with the refinancing of the Partnership's original six properties. Similarly, the General Partners will not receive any increased asset management fees because such fees are determined solely by the investment of net proceeds of the Partnership's offering of Units (which offering was completed in 1987). However, to the extent the Partnership acquires (and eventually disposes of) additional properties and thereby increases its net cash from operations and its net cash from sales of properties, the General Partners will receive the following additional compensation: property management fees ranging from 1% to 6% of gross revenues from the operation of the Partnership's additional properties depending on the type of property, length and nature of the lease, and the extent of leasing services performed by the General Partners; partnership management fees equal to 7% of any increase in the Partnership's adjusted cash from operations, to the extent the revenues generated by the Partnership's additional properties exceed the expenses associated with such properties, including financing costs; the General Partners' interest as Partners of the Partnership, equal to 1% of any increase in distributions to Partners, to the extent such increase is attributable to operation of the Partnership's additional properties; and upon the sale of any such additional Partnership properties, the General Partners will be entitled to 1% of any distributions of such sale proceeds until the Limited Partners and Unitholders have received an 8% per annum priority return, then a property disposition fee in an amount up to 1% of the gross sales price of such additional properties, and, finally, 25% of any remaining distributions to the Partners and Unitholders from such sales proceeds.

                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

     As of June 8, 1995, no person was known by the Partnership to be the beneficial owner of more than five percent (5%) of the outstanding Units.

     As of June 8, 1995, neither of the General Partners nor any of the directors or officers of the Corporate General Partner owned any Units of the Partnership.

     On November 30, 1994 and effective as of July 1, 1994, Robert F. Gossett, Jr., the Individual General Partner of the Partnership, acquired for his own account and for the account of his wife, Pauline G. Gossett, all of the outstanding capital stock of the Corporate General Partner of the Partnership. Such capital stock was acquired from Smith Barney (Delaware) Inc.
Mr. Gossett funded such acquisition from available personal funds, without any loan proceeds. As a result of such acquisition, Mr. Gossett owns or controls, directly or indirectly, the entire interest of the General Partners in the Partnership.

     There are no arrangements, known to the Partnership, which may at a subsequent date result in a change in control of the Partnership.

                        EXPENSE OF SOLICITATION

     The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies is being borne by the Partnership. In addition to the solicitation of proxies by use of the mails, the Partnership and the General Partners and their respective officers and regular employees, acting on behalf of the Partnership, may solicit proxies by telephone, telegraph, or personal interview. In addition, the Partnership has retained D.F. King & Co., Inc., an independent proxy solicitation company, to aid in the solicitation of proxies, for which the Partnership will pay an estimated fee of $5,000, plus expenses. The Partnership will, at its expense, request custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of Units held of record by such persons.

     Your cooperation in giving this matter your immediate attention and in returning your proxies promptly will be appreciated.

                         By Order of the General Partners
                         1345 REALTY CORPORATION

                         By Robert F. Gossett, Jr., President


                         ROBERT F. GOSSETT, JR.


Dated: June 16, 1995

                 CORPORATE REALTY INCOME FUND I, L.P.
                        406 EAST 85TH STREET
                     NEW YORK, NEW YORK  10028


PROXY CARD

PROXY TO SOLICIT WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF LIMITED PARTNERS. THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNERS. The undersigned hereby appoints Robert F. Gossett, Jr. and Madeline Matlak, and each of them, acting on behalf of SB Depositary Corp., as proxies for the undersigned, with full power of substitution, to vote all limited partnership interests attributable to depositary units of limited partnership interest ("Units") in Corporate Realty Income Fund I, L.P. (the "Partnership") which the undersigned is entitled to vote as Unitholder of record on June 8, 1995, hereby revoking any proxy or proxies heretofore given by the undersigned to any person or persons with respect to such Units. Said proxies are instructed to vote as specified in the spaces on the reverse side.


                                        Please sign as name(s) appear(s)
                                        hereon.  PROXIES MUST BE DATED
                                        WHEN SIGNED.  When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, the full title
                                        of such should be given.


                                        __________________Date______________
                                        Signature of Unitholder


                                        __________________Date______________
                                        Signature if held jointly

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED ONLY AS DIRECTED. IF YOU SIGN, DATE, AND RETURN THIS PROXY WITHOUT SPECIFYING A VOTE, YOUR UNITS
WILL BE VOTED FOR THE PROPOSAL.
Receipt is acknowledged of the Proxy Statement relating to this solicitation.

PROPOSAL - To authorize the Partnership to      FOR __  AGAINST __  ABSTAIN __
incur additional borrowings and use such loan proceeds to finance the acquisition and improvement of other commercial buildings and to amend the agreement of limited partnership of the Partnership to permit such transactions.

                 CORPORATE  REALTY  INCOME  FUND
           406  EAST  85TH  STREET (bullet) NEW  YORK,  NY  10028



                                                       June 16, 1995
Dear Unitholder:

The General Partners of Corporate Realty Income Fund I, L.P. are seeking your authorization to purchase additional commercial real estate on behalf of the Partnership and to mortgage existing Partnership properties to finance such purchases.

The Partnership's original objective was to buy $150 million worth of buildings, financed equally with equity and debt. After buying six buildings at a cost of $80 million (using only $10 million in debt), we suspended our acquisition program. Thereafter, real estate values declined substantially.

All of the Partnership's buildings are currently fully leased and generate positive cash flows. However, because current rents are less than the original rents, the Partnership's cash flows and property values have been reduced from their acquisition levels. Without some action such as proposed here, these cash flows and values cannot increase before the current leases expire over the next five or more years. We anticipate that if the properties were liquidated today and the proceeds distributed, the Unitholders would receive cash equal to approximately one-half of their original investment.

The commercial real estate markets have begun an upturn. The General Partners believe that now is an opportune time to resume the Partnership's previously suspended acquisition program. The objective of this program is to increase the Partnership's cash flow and to accelerate any increase in the value of its properties. However, due to the passage of time, the General Partners no longer have the authority to implement this acquisition program without your authorization, which we now seek.

The General Partners are also pleased to announce the Partnership's adoption of a repurchase program pursuant to which the Partnership may, from time to time, in its sole discretion, purchase Units offered for sale by Unitholders. Any such purchases will be subject to volume limits and other conditions imposed by the Partnership and applicable tax and securities laws. This repurchase program is intended to provide additional opportunities for Unitholders to liquidate their Units at prevailing market prices.

For questions, please call the Partnership's solicitation agent, D.F. King & Co., Inc., at (800) 290-6426.

                              Sincerely,



                              Robert F. Gossett, Jr.,
                              Individual General Partner
                              and President, 1345 Realty Corporation,
                              Corporate General Partner


THE GENERAL PARTNERS RECOMMEND A VOTE IN FAVOR OF THE PROPOSAL. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.